     As filed with the Securities and Exchange Commission on May 4, 1999

                                          Registration Statement No. 333-71381
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 2

                                       TO
                                    FORM S-3

                        FLEXIINTERNATIONAL SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)



                      DELAWARE                                                     06-1309427
(State or other jurisdiction of incorporation or organization)         (I.R.S. Employer Identification No.)


        TWO ENTERPRISE DRIVE, SHELTON, CONNECTICUT 06484, (203) 925-3040
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 STEFAN R. BOTHE
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                        FLEXIINTERNATIONAL SOFTWARE, INC.
        TWO ENTERPRISE DRIVE, SHELTON, CONNECTICUT 06484, (203) 925-3040

 (Name, address, including zip code, and telephone number, including area code, of Agent for Service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________.
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.



     THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THE PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                   ----------

                        FLEXIINTERNATIONAL SOFTWARE, INC.

                        2,771,174 SHARES OF COMMON STOCK

                                   ----------


     FlexiInternational Software, Inc. previously issued 863,494 shares of common stock to former stockholders of The Dodge Group, Inc. in connection with the acquisition of that company. This prospectus relates to resales of those shares and 1,907,680 shares of common stock held by one other stockholder that bought its shares in a previous financing. We will not receive any proceeds from the sale of these shares. The selling stockholders are listed on page 12.



     Our common stock is traded on the Nasdaq National Market under the symbol FLXI. On April 23, 1999, the closing sale price of our common stock on Nasdaq was $1.22 per share.



     THE SECURITIES OFFERED INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


--------------------------------------------------------------------------------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------


                 The date of this prospectus is May 4, 1999.

                                TABLE OF CONTENTS

                                                                           PAGE

Summary of Our Business.....................................................  4
Risk Factors................................................................  4
How to Get More Information.................................................  9
Incorporation of Documents By Reference..................................... 10
Special Note Regarding Forward-Looking Information.......................... 10
Use of Proceeds............................................................. 11
Selling Stockholders........................................................ 12
Plan of Distribution........................................................ 13
Legal Matters............................................................... 14
Experts..................................................................... 14



                                   ----------

                             SUMMARY OF OUR BUSINESS

     We design, develop, market and support the Flexi family of financial application software and related applications and tools. The Flexi solution -- Flexi Financials, FlexiInfoAccess and FlexiTools -- is designed to address the needs of users with sophisticated financial accounting requirements. We believe our products provide significant advantages over traditional financial accounting software. The Flexi solution:

     * is designed to support new technologies as they develop, including the Internet and corporate intranets,

     * can be modified quickly and efficiently by users to create tailored business solutions, and

     * can seamlessly integrate with new applications to support evolving business processes.

     We believe our solution is particularly well-suited for adoption by users with sophisticated financial accounting requirements, and we target our sales and marketing efforts at these users. Our goal is to establish
FlexiInternational as a global leader in the financial accounting software market. Key elements of our business strategy include:

     * extending our technological leadership by continuing to invest in research and development to strengthen the Flexi financial accounting solution

     * continuing to target the solution to users with sophisticated financial accounting requirements

     * delivering a reduced overall cost of ownership of financial accounting systems to current and prospective customers

     * leveraging strategic relationships, including our relationship with Microsoft Corporation

     * expanding our sales and distribution capabilities both in the U.S. and internationally

     Our executive offices are located at Two Enterprise Drive, Shelton, Connecticut 06484, and our telephone number is (203) 925-3040. FlexiFinancials, FlexiLedger, FlexiPayables and FlexiReceivables are registered trademarks of FlexiInternational. The Flexilogo, FlexiAnalysis, FlexiAssets, FlexiDB, FlexiDesigner, FlexiDeveloper, FlexiInfoCenter, FlexiInfoSuite, FlexiInternational, FlexiInventory, FlexiObjects, FlexiOrders, FlexiPurchasing, FlexiSecure, FlexiTools and FlexiWorks are trademarks of FlexiInternational. Any other trademarks or trade names referred to in this prospectus are the property of their respective owners.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. These are risks and uncertainties presently known to us that we currently deem material.


     THERE IS A RELATIVELY SHORT OPERATING HISTORY ON WHICH INVESTORS MAY BASE AN EVALUATION OF OUR FUTURE PROSPECTS


     FlexiInternational began operations in 1991 and released its first products in 1993. Most of our revenues so far have come from sales of our financial accounting software products and the provision of related consulting, training and software installation services. We expect our FlexiFinancials, FlexiInfoSuite and FlexiTools financial accounting products to provide the principal source of sales revenues for the foreseeable future. All these products have a limited history of customer acceptance and use. Accordingly, potential investors have a limited operating history with which to evaluate FlexiInternational and its prospects.

     WE HAVE AN ACCUMULATED DEFICIT AND HAVE INCURRED NET LOSSES FOR RECENT PERIODS

     FlexiInternational had an accumulated deficit of $34.6 million at December 31, 1998 and incurred net losses of $2.6 million and $12.1 million during 1997 and 1998, respectively. To date, FlexiInternational has been profitable only during the last two quarters of 1997, and the first two quarters of 1998, excluding the one-time charge for in-process research and development in the second quarter of 1998. We cannot assure you that FlexiInternational will regain its profitability on a quarterly basis.

OUR REVENUES AND OPERATING RESULTS ARE LIKELY TO VARY SUBSTANTIALLY FROM QUARTER TO QUARTER AND MAY RESULT IN UNANTICIPATED DECREASES IN OUR STOCK PRICE



     Our revenues and quarterly operating results have varied substantially from quarter to quarter, are difficult to forecast and may continue to fluctuate due to a number of factors. Those factors include:



     * the relatively long sales cycle for our products, typically ranging between three and nine months


     * the market acceptance of our new services or products and those of our competitors

     *    product and price competition

     * the mix of our revenues derived from license fees, services and third-party channels

     *    changes in our operating and personnel-related expenses

     *    foreign currency exchange rates

     The first of these factors, the timing, size and nature of individual licensing transactions, is a particularly important one in our quarterly results of operations. Many of these transactions involve large dollar amounts, and the sales cycles for them are often lengthy and unpredictable. We recognize license revenues upon installation of our software, and delays in the installation of our software could materially adversely affect our quarterly results of operations. In addition, because we derive a significant proportion of total revenues from license revenues, we may realize a disproportionate amount of our revenues and income in the last month of each quarter. This can cause the magnitude of quarterly fluctuations to not be evident until late in, or at the end of, a given quarter. Accordingly, delays in product delivery and installation or in the closing of sales near the end of a quarter could cause quarterly revenues and, to a greater degree, results of operations to fall substantially short of anticipated levels.

     In addition, our expense levels are based, in significant part, on expectations as to future revenues and are largely fixed in the short term. As a result, we may not be able to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues. If our results of operations for any quarter fall short of expectations for any of these reasons, our stock price and the value of your shares may materially decrease.


OUR REVENUES ARE SUBJECT TO SEASONAL FLUCTUATIONS

     Our revenues have historically increased at higher rates in the fourth quarter of the year and at lower rates in the next succeeding quarter, which we believe is due to our quota-based compensation arrangements and year-end budgetary pressures on our customers. We believe that this seasonal trend may continue for the foreseeable future. In addition, in the second half of 1998, we experienced a general slow down of business due primarily to delays in potential customers' buying decisions, as they began to prepare for the new millennium. We believe that 1998's seasonal trends may continue in 1999, as buying patterns and decisions change given the impact of the year 2000, and its effects on customers' ability to make commitments to new software products with limited internal resources focused on year 2000 issues. For all these reasons, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied on as indicators of future performance.

A SIGNIFICANT NUMBER OF OUR MANAGEMENT AND MARKETING PERSONNEL HAVE BEEN WITH FLEXIINTERNATIONAL FOR LESS THAN A YEAR

     All but one member of our senior management team and more than half of our sales and marketing professionals have been with us for less than a year. These individuals have not previously worked together and are only now become integrated into the company. If the members of senior management or our marketing professionals cannot rapidly begin performing effectively as a management team, our ability to successfully manage our business and generate growth will be adversely affected.

OUR SENIOR MANAGEMENT HAS HAD LIMITED EXPERIENCE IN MANAGING PUBLICLY TRADED COMPANIES

     FlexiInternational has only been a publicly traded company since December 1997. In addition, few of our senior management team have any other prior experience in managing publicly traded companies.





WE DEPEND ON A LIMITED NUMBER OF KEY PERSONNEL, THE LOSS OF ANY OF WHICH MAY ADVERSELY AFFECT OUR BUSINESS

     Our performance depends substantially on the performance of our executive officers, sales force, project managers and senior technical personnel. We do not have employment contracts with any of our key personnel. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, financial condition and results of operations.


WE RELY ON A RELATIVELY SMALL NUMBER OF PRODUCTS FOR OUR REVENUES

     To date, substantially all of our revenues have been attributable to sales of our FlexiFinancials, FlexiInfoAccess and FlexiTools financial accounting products and related consulting, training and software installation services. We expect to rely on these activities for a substantial portion of our revenues in the foreseeable future. Factors adversely affecting the pricing or demand for any one of these products or services, such as competition or technological change, could have a material adverse effect on our business, financial condition and results of operations.

HISTORICALLY, A LIMITED NUMBER OF CUSTOMERS HAVE ACCOUNTED FOR A SIGNIFICANT PERCENTAGE OF OUR REVENUES IN EACH YEAR

     During the years ended December 31, 1998, 1997 and 1996, two customers, two customers and one customer, respectively, each represented 10% or more of our total revenues (or an aggregate of 29.8%, 40.2% and 12.3% of total revenues, respectively). Although our largest customers have varied from period to period, we anticipate that our results of operations in any given period will continue to depend to a significant extent upon revenues from a small number of customers. Our failure to enter into one or more of these significant contracts during a particular period could have a material adverse effect on our business, financial condition and results of operations.

INTERRUPTIONS IN THE AVAILABILITY OF THIRD-PARTY TECHNOLOGY COULD ADVERSELY AFFECT OUR BUSINESS


     Our proprietary software is currently designed, and may in the future be designed, to work on or in conjunction with third-party hardware and/or software products. If any of these current or third-party vendors limits the availability of their products to us or to licensees of our software, or materially increases the cost of acquiring, licensing or purchasing the third-party vendors' products, or if a material problem arises in the compatibility of our software with any of the third-party products, we may be required to identify additional sources for those products. If so, interruptions in the availability or functioning of our software and delays in the introduction of new products and services may occur until equivalent technology is obtained.


WE RELY ON THIRD-PARTY SALES CHANNELS IN COMPLETING A SIGNIFICANT PORTION OF OUR SALES


     We address some vertical and geographic markets through our relationships with industry-specific partners and distributors. We rely on these third-party channels to provide sales and marketing presence and name recognition, as well as the resources necessary for us to develop industry-specific financial accounting solutions. Any of the following could result in a material adverse effect on our business, financial condition and results of operations:

     *    Loss of an existing third-party channel

     *    Inability to identify and exploit new third-party channels

     *    Inability to adequately support new or existing channels

     * A third-party channel's development of products or services that compete with ours

     *    A third-party channel's formation of an alliance with our competitors


WE FACE RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS


     Our international sales represented 16.9% and 24.5% of total revenues during 1997 and 1998, respectively. Our international sales are primarily denominated in British pounds. An increase in the value of the British pound relative to foreign currencies could make our products more expensive and, therefore, potentially less competitive in those markets. Currently, we do not employ currency hedging strategies to reduce this risk. In addition, our international business may be subject to a variety of risks, including difficulties in collecting international accounts receivable or obtaining U.S. export licenses, potentially longer payment cycles, increased costs associated with maintaining international marketing efforts, the introduction of non-tariff barriers and higher duty rates and difficulties in enforcement of contractual obligations and intellectual property rights.

UNDETECTED YEAR 2000 PROBLEMS COULD ADVERSELY AFFECT OUR BUSINESS

     The year 2000 issue relates to computer programs and systems that recognize dates using two-digit year data rather than four-digit year data. These programs and systems may fail or provide incorrect information when using dates after December 31, 1999. If the year 2000 issue disrupts our internal information technology systems, or the information technology systems of companies with whom we have significant commercial relationships, our business and financial condition could be materially adversely affected.

     The year 2000 issue may affect three areas of our business: (1) the design of our products, (2) our internal computer systems, and (3) the computer systems of our significant suppliers or customers. Each area is addressed below.

     1.   Year 2000 compliance of our products

          In as much as no test of year 2000 compliance can simulate the actual change of the millennium, we cannot assure you that our products will be unaffected by the year 2000. From the beginning, our products have been designed and tested to be year 2000 compliant, and we design new products, and any updates of existing products, to be year 2000 compliant. However, failures that cannot be detected using currently available compliance testing could have a material adverse effect on our business and financial condition.

      2. Year 2000 compliance of our internal systems.

          Our internal computer programs and operating systems relate to virtually all segments of our business, including:

                    *    merchandising

                    *    customer database management

                    *    marketing

                    *    order processing

                    *    order fulfillment

                    *    contract management

                    *    inventory management

                    *    customer service

                    *    financial reporting

          These applications are currently, or are expected to be, year 2000 compliant. Nonetheless, we are requesting compliance statements from any parties that service and supply these applications. We intend to evaluate any risks disclosed in their responses and, if necessary, consider possible alternative sources.

     3.   Year 2000 compliance of third-party systems

          The computer programs and operating systems used by entities with whom we have commercial relationships pose potential problems relating to the year 2000 issue, which may affect our operations in a variety of ways. These risks are more difficult to assess than those posed by internal programs and systems. We rely on third parties for some of the software code or programs that are embedded in, or work with, our products. We are assessing whether the functionality of our products would be materially diminished by a failure of such third-party software to be year 2000 compliant. There can be no assurance that we may not experience unanticipated expenses or be otherwise adversely impacted by a failure of third-party systems or software to be year 2000 compliant. The most reasonably likely worst-case scenarios may include: (i) corruption of data contained in our internal information systems, (ii) hardware failure, and (iii) failure of infrastructure services provided by utilities or government. We intend to include an evaluation of these scenarios in our plan for assessing the programs and systems of the entities with whom we have commercial relationships.

     We have formed a management team assigned with the task of assessing the programs and systems of the entities with whom we have commercial relationships; questionnaires have been sent out and responses are being evaluated for possible next steps. We expect to complete this phase of assessment and identify related risks and uncertainties by the end of the second quarter of fiscal 1999. Once we have identified the risks and uncertainties, we intend to resolve any material risks and uncertainties by communicating further with the relevant vendors and providers, by working internally to identify alternative sourcing and by formulating contingency plans to deal with those risks and uncertainties. To date, however, we have not formulated such a contingency plan. We expect the resolution of material risks and uncertainties to be an ongoing process until all year 2000 problems are satisfactorily resolved. We do not currently anticipate that the total cost of any year 2000 remediation efforts that may be needed will be material.


WE FACE RISKS ASSOCIATED WITH EUROPEAN MONETARY UNION (EMU)


     Our internal business information systems are comprised of the same commercial application software products we generally offer to end user customers. Our latest software release contains EMU functionality that allows for dual currency reporting and information management. We are not aware of any material operational issues or costs associated with preparing internal systems for the EMU. However, we utilize other third-party vendor network equipment, and other third-party software products that may or may not be EMU compliant. Although we are currently taking steps to address the impact, if any, of EMU compliance for third party products, failure of any critical technology components to operate properly post EMU may have an adverse impact on business operations or require us to incur unanticipated expenses to remedy any problems.

                           HOW TO GET MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission and with Nasdaq. This additional information is also available to you on the SEC's Internet site. Here are ways you can access these resources:

               WHAT IS AVAILABLE                 WHERE TO GET IT
         ------------------------------    ------------------------------
                                           SEC's Public Reference Room
                                           Judiciary Plaza Building
                                           450 Fifth Street, N.W., Room
                                           1024
                                           Washington, D.C. 20549
            Hard copies of information
                                           The Nasdaq Stock Market, Inc.
                                           1735 K Street, N.W.
                                           Washington, D.C. 20006

         -----------------------------     ------------------------------
                   On-line information     SEC's Internet website at
                                           http://www.sec.gov
         -----------------------------     ------------------------------
                 Call the SEC for more
                           information
            about its Public Reference            1-800-SEC-0330
                                  Room
         ------------------------------    ------------------------------

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding FlexiInternational and its common stock, including a number of exhibits and schedules. You can get a copy of the registration statement from any of the sources shown above.

                     INCORPORATION OF DOCUMENTS BY REFERENCE


     The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information that we file after May 4, 1999 (the filing date of the amended registration statement containing this prospectus) with the SEC will automatically update and may supersede this information. We are incorporating by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus.


     * Our annual report on Form 10-K for the year ended December 31, 1998, filed with the SEC on March 31, 1999


     * Our proxy statement for the 1999 Annual Meeting of Stockholders, filed with the SEC on April 12, 1999


     * The description of our common stock contained in our registration statement on Form 8-A, as amended, filed with the SEC on December 3, 1997, including any amendments or reports filed for the purpose of updating that description.

     You may request a copy of these documents, at no cost, by writing to:

           FlexiInternational Software, Inc.
           Two Enterprise Drive
           Shelton, Connecticut 06484
           Attention: Corporate Secretary
           Telephone: (203) 925-3040

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus contains or incorporates forward-looking statements within the meaning of section 27A of the Securities Act and section 21E of the Exchange Act. You can identify these forward-looking statements by our use of the words "believes,"

"anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative. Although we believe that these forward-looking statements reasonably reflect our plans, intentions and expectations, we can give no assurance that we actually will achieve these plans, intentions or expectations. Our actual results could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements. We have included important factors in the cautionary statements below that we believe could cause our actual results to differ materially from our forward-looking statements. We do not intend to update information contained in any of our forward-looking statements.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling stockholders. Also, we will bear most of the costs of registering the shares covered by this prospectus. Those costs include:

     *    registration and filing fees and Nasdaq listing fees

     *    fees and expenses of our counsel and accountants

     *    fees and expenses relating to our complying with state securities laws

     We have also agreed to indemnify the selling stockholders against liabilities under federal securities laws. However, the selling stockholders will be responsible for any underwriting discounts and commissions or expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services.


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF FLEXIINTERNATIONAL COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES.

                              SELLING STOCKHOLDERS

     The shares will be sold by the selling stockholders listed below, or by their pledgees, donees, transferees or other successors in interest. All but one of the selling stockholders are former stockholders of the international subsidiary we acquired in June 1998 (formerly known as The Dodge Group, Inc.). We issued the shares being sold by these stockholders in connection with that acquisition, and agreed that we would register their shares once we became eligible to register them on Form S-3. None of these selling stockholders holds any position or office with, has been employed by, or has otherwise had a material relationship with, FlexiInternational within the past three years. The only other selling stockholder, Furman Selz SBIC, L.P., bought its shares in a private financing we conducted before our initial public offering. Furman Selz currently holds approximately 12% of our stock, Brian Friedman, President of the general partner of Furman Selz, is a member of our board of directors and James
L. Luikart, an affiliate of Furman Selz, is a former member of our board of directors. No other selling stockholder holds any position or office with, has been employed by, or has otherwise had a material relationship with, FlexiInternational within the past three years. The following table sets forth, to our knowledge, information about the selling stockholders as of December 31, 1998.


                                                          Number of                            Number of            Percent of
                                                          Shares of         Number of          Shares of              Common
                                                        Common Stock        Shares of        Common Stock              Stock
                                                        Beneficially          Common         Beneficially              Owned
                                                       Owned Prior to         Stock         Owned After to           After the
Name of Selling Stockholder                               Offering           Offered           Offering              Offering
--------------------------                             --------------       ---------       --------------          -----------
Furman Selz SBIC, L.P.                                   2,385,180          1,907,680          477,500                   2.8%
J.P. Morgan Investment Corporation                         248,722            248,722                0                    --
SBIC Partners, L.P.                                        201,298            201,298                0                    --
Highland Capital Partners II, Limited Partnership           61,516             61,516                0                    --
St. Paul Fire & Marine Insurance Company                    85,241             85,241                0                    --
Brentwood Associates VI, L.P.                               56,734             56,734                0                    --
Morgan Stanley Venture Capital Fund, L.P.                   49,843             49,843                0                    --
Greylock Limited Partnership                                32,758             32,758                0                    --
Accel III L.P.                                              32,397             32,397                0                    --
Pearson Investments Limited LLC                             28,451             28,451                0                    --
Sixty Wall Street SBIC Fund, L.P.                           18,390             18,390                0                    --
CRB Corporation                                             11,380             11,380                0                    --
Frank Dodge                                                  9,170              9,170                0                    --
Simone Dodge                                                 5,690              5,690                0                    --
David M. and Diane B. Stoner                                 5,690              5,690                0                    --
Essex Special Growth Opportunities Fund, L.P.                4,302              4,302                0                    --
John J. Lynch                                                3,300              3,300                0                    --
John Allen                                                   3,582                 82            3,500                     *
Accel Japan L.P.                                             3,013              3,013                0                    --
D.L. and V.S. Berger                                         2,845              2,845                0                    --
Accel Investors `92 L.P.                                     2,260              2,260                0                    --
Jeremy Wood                                                    412                412                0                    --

     For purposes of this table, we have assumed that after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders, except for Furman Selz SBIC, L.P. and John Allen who own shares not covered by this prospectus. However, we do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares in this offering, and because there are currently no agreements, arrangements or understandings about the sale of any of the shares that will be held by the selling stockholders after completion of the offering, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering.

     The number of shares listed in the table for Furman Selz includes a total of 300,000 shares held by Brian Friedman, a director of FlexiInternational and an affiliate of Furman Selz, and James L. Luikart, a former director of FlexiInternational and an affiliate of Furman Selz. The number of shares listed in the table for St. Paul Fire & Marine Insurance Company includes 28,339 shares held by its subsidiary, St. Paul Venture Capital IV LLC.

                              PLAN OF DISTRIBUTION

     The selling stockholders will act independently in the timing, manner and size of each sale. Sales may be made in the over-the-counter market or otherwise, at prices and under terms then prevailing, or at prices related to the then current market price, or in negotiated transactions. Shares may be sold in:

     * purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus,

     * ordinary brokerage transactions and transactions in which the broker solicits purchasers,

     * block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, or

     *    privately negotiated transactions.

     The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, who may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of shares offered by this prospectus, which they may then resell under this prospectus. The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and upon a default the broker-dealer or other financial institution may sell the pledged shares under this prospectus. In addition, any shares that qualify for the exemption from registration that Rule 144 provides may be sold under that rule instead of this prospectus. We may amend or add to this prospectus from time to time to describe a specific plan of distribution.

     Broker-dealers or agents engaged to sell the shares may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions in amounts to be negotiated immediately prior to the sale.

     The selling stockholders, or their successors in interest and any broker-dealers and any participating broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, and any profits realized by the selling stockholders and the compensation of a broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of some states, the shares must be sold only through registered or licensed brokers or dealers. In addition, the shares may not be sold in some states unless they have been registered or qualified for sale in that state.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares and to the activities of the selling stockholders and their affiliates. In addition, we have informed the selling stockholders that they must deliver copies of this prospectus to purchasers at or before any sale of the shares. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against liabilities arising under the Securities Act.

     We will keep the registration statement of which this prospectus is a part effective until all of the shares covered by this prospectus are sold or until one year after the registration statement becomes effective, whichever comes first. If required, a prospectus supplement will be distributed that will contain the number of shares being offered and the terms of the offering.

                                  LEGAL MATTERS

     Hale and Dorr LLP will pass on the validity of the shares offered by this prospectus.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the annual report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF A VARIETY OF FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS.

--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by FlexiInternational Software, Inc. (except expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

        Filing Fee - Securities and Exchange Commission ...  $    1,638
        Legal fees and expenses of the company ............  $   35,000
        Accounting fees and expenses ......................  $    5,000
        Miscellaneous expenses ............................  $    8,362
                                                             ----------
        Total Expenses ....................................  $   50,000
                                                             ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article EIGHTH of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation) provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article NINTH of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article NINTH of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those person to the fullest extent permitted by such law as so amended.

     Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

     Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

ITEM 16.   EXHIBITS

 EXHIBIT
 NUMBER               DESCRIPTION
 -------              -----------
  4.1     Amended and Restated Certificate of Incorporation
  4.2     Amended and Restated By-laws
  4.3     Specimen stock certificate
  5.1     Opinion of Hale and Dorr LLP.
 23.1     Consent of PricewaterhouseCoopers LLP.

 23.2     Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
 24.1     Power of Attorney (See page II-4 of this registration statement).

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     The Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus us sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment of registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shelton, Connecticut, on this 28th day of April, 1999.


                                    FLEXIINTERNATIONAL SOFTWARE, INC.



                                     By: /s/Stefan R. Bothe
                                        ----------------------------------------
                                         Stefan R. Bothe, Chairman of the Board
                                         and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment of registration statement has been signed by the following persons in the capacities and on the 28th day of April 1999.


          Signature                              Title
           ---------                             -----


               *                    Chairman of the Board and Chief Executive
-------------------------------     Officer (Principal Executive Officer)
Stefan R. Bothe


               *                    Chief Financial Officer (Principal Financial
-------------------------------     and Accounting Officer)
David P. Sommers

               *                    Director
-------------------------------
Jennifer V. Cheng


                                    Director
-------------------------------
John B. Landry


               *                    Director
-------------------------------
A. David Tory

               *                    Director
-------------------------------
Brian Friedman

               *                    Director
-------------------------------
Thomas C. Theobald



* By:   /s/ Stefan R. Bothe
     -------------------------
      Stefan R. Bothe
      Attorney-in-fact

                                EXHIBIT INDEX

Exhibit
 Number                          Description
-------                          -----------


  4.1 Amended and Restated Certificate of Incorporation of the Registrant is incorporated herein by reference to Exhibit 3.2 to the Registrant's registration statement on Form S-1, as amended (File No. 333-38403) (the "Form S-1").

  4.2 Amended and Restated By-laws of the Registrant are incorporated herein by reference to Exhibit 3.4 to the Form S-1.

  4.3 Specimen certificate for shares of Common Stock is incorporated herein by reference to Exhibit 4 to the Form S-1.


  5.1     Opinion of Hale and Dorr LLP (previously filed).


 23.1     Consent of PricewaterhouseCoopers LLP.


 23.2     Consent of Hale and Dorr LLP, included in Exhibit 5.1.



24.1     Power of Attorney (previously filed).